Exhibit 99.1

Contact: Mike Drickamer

Vice President, Investor Relations

Patterson-UTI Energy, Inc.

(281) 765-7170

Patterson-UTI Energy Reports Financial Results for Three Months Ended March 31, 2018

Repurchased 924,800 Shares in First Quarter and Increases Quarterly Dividend to $0.04

HOUSTON, Texas – April 26, 2018 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three months ended March 31, 2018.  The Company reported a net loss of $34.4 million, or $0.16 per share, for the first quarter of 2018, compared to a net loss of $63.5 million, or $0.40 per share, for the quarter ended March 31, 2017.  Revenues for the first quarter of 2018 were $809 million, compared to $305 million for the first quarter of 2017.

The financial results for the first quarter of 2018 include the effect of a non-cash valuation allowance recorded against certain deferred tax assets, and larger than expected permanent book versus tax differences.  These items resulted in a small book tax expense for the quarter instead of the expected tax benefit.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “Our drilling activity is experiencing a strong start to 2018.  For the first quarter, our rig count averaged 169 rigs, an increase of eight rigs from the fourth quarter average of 161.  The strength in rig demand continues, as we expect our average rig count for the second quarter to increase to 176 including a seasonal slowdown in Canadian drilling activity.”

Mr. Hendricks added, “Average rig revenue per day increased $590 sequentially in the first quarter to $21,540.  In anticipation of continued growth in our rig count we increased our headcount faster than our rig count in the first quarter to train crews for future rig activations.  This increase in headcount combined with the seasonal increase in payroll taxes contributed to average rig operating costs per day of $13,970.

“The market for super-spec rigs remains strong, as we have customer contracts for all 12 of our previously announced major upgrades.  Of these 12, four have been delivered and are included in our current active rig count.  The remaining eight rigs receiving major upgrades will be incremental to our current rig count.

“We believe upgrades continue to be the most capital efficient method of maintaining our position as a leading provider of drilling rigs in the United States, as our major upgrades have substantially all of the capabilities of a newbuild rig, but at a much lower upgrade cost.  Additionally, when supported by contracts from customers, we will continue to make other upgrades, such as high-pressure circulating systems and walking systems, to meet the growing demand for super-spec rigs.

“As of March 31, 2018, we had term contracts for drilling rigs providing for approximately $600 million of future dayrate drilling revenue, an increase from $540 million at December 31, 2017.  Based on contracts currently in place, we expect an average of 110 rigs operating under term contracts during the second quarter, and an average of 75 rigs operating under term contracts during the 12 months ending March 31, 2019.

“In pressure pumping, revenues for the first quarter were $407 million, relatively unchanged from the fourth quarter despite seasonal issues that affected the first quarter.  Gross margin during the first quarter increased $2.8 million sequentially to $85.8 million as operating costs decreased by $2.6 million.  Despite well publicized logistical challenges for the pressure pumping industry during the first quarter, our supply chain organization did a great job in securing sufficient sand volumes such that we had almost no sand-related downtime.  However, higher costs resulting from rail logistics and delays in the startup of local Permian mines increased operating costs.

“Early in the second quarter we created our 24th frac spread utilizing already active horsepower, and this spread is currently working in the Permian basin.  We expect to activate our 25th frac spread late in the second quarter with a significant amount of the horsepower for this spread coming from already active equipment.

“In directional drilling, revenues for the first quarter were $48.6 million compared to $45.6 million for the 81 days we owned MS Directional in the fourth quarter.  Gross margin as a percentage of revenues was 22.5% compared to 29.4% during the fourth quarter.  This was due primarily to an increase in third-party rental expenses as we have experienced delays in the delivery of equipment ordered in 2017.”

Mark S. Siegel, Chairman of Patterson-UTI, stated, “Our first quarter results for pressure pumping were impacted by well-publicized industry issues that were primarily the result of weather conditions.  Despite these challenges, we are pleased with our overall first quarter results.  We believe these issues were transitory in nature, and their impact on the remainder of 2018 will be minimal.

“In fact, we are optimistic on the outlook for the remainder of 2018.  Commodity prices remain favorable for increasing oilfield activity and the strong growth in the rig count year-to-date bodes well for increasing pressure pumping demand.  Patterson-UTI is the only company in the U.S. unconventional market with significant scale in contract drilling, pressure pumping, and directional drilling.

“Our optimistic operational outlook for 2018 is complemented by our strong financial position.  During the first quarter, we took significant steps to further strengthen our financial position and reduce our cost of debt.  With our investment grade credit rating, we were able to issue $525 million of 10-year notes at an interest rate of 3.95%.  We were also able to extend our revolving line of credit until March 2023 and increase the commitments at terms consistent with our investment grade credit rating.

“Our quarterly cash flow was sufficient to cover capital expenditures, dividends and share repurchases.  We opportunistically repurchased 924,800 shares at an average price of $18.28 and paid our regular $0.02 per share quarterly dividend.  For 2018, we continue to expect to generate substantial free cash flow, and we will remain disciplined and prudent with our capital, as we consider opportunities to maximize shareholder returns.  Our capex budget for 2018 remains unchanged at approximately $675 million.  We currently have $170 million of remaining authorization under our stock buyback program.  Additionally, the board has approved an increase in our quarterly dividend to $0.04 from $0.02,” he concluded.

The Company declared a quarterly dividend on its common stock of $0.04 per share, to be paid on June 21, 2018, to holders of record as of June 7, 2018.

All references to "per share" in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company's quarterly conference call to discuss the operating results for the quarter ended March 31, 2018, is scheduled for today, April 26, 2018, at 9:00 a.m. Central Time. The dial-in information for participants is (844) 704-2496 (Domestic) and (647) 253-8661 (International).  The conference ID for both numbers is 5798683.  The call is also being webcast and can be accessed through the Investor Relations section at investor.patenergy.com.  A replay of the conference call will be on the Company’s website for two weeks.

About Patterson-UTI

Patterson-UTI is a provider of oilfield services and products to oil and natural gas exploration and production companies in North America, including market leading positions in contract drilling, pressure pumping and directional drilling services.  For more information, visit www.patenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI’s current beliefs, expectations or intentions regarding future events.  Words such as “anticipate,” “believe,” “budgeted,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “potential,” “project,” “pursue,” “should,” “strategy,” “target,” or “will,” and similar expressions are intended to identify such forward-looking statements.  The statements in this press release that are not historical statements, including statements regarding Patterson-UTI’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI's control, which could cause actual results to differ materially from the results expressed or implied by the statements.  These risks and uncertainties include, but are not limited to: volatility in customer spending and in oil and natural gas prices, which could adversely affect demand for Patterson-UTI’s services and their associated effect on rates, utilization, margins and planned capital expenditures; global economic conditions; excess availability of land drilling rigs and pressure pumping equipment, including as a result of low commodity prices, reactivation or construction; liabilities from operations; weather; decline in, and ability to realize, backlog; equipment specialization and new technologies; shortages, delays in delivery and interruptions of supply of equipment and materials; ability to hire and retain personnel; loss of, or reduction in business with, key customers; difficulty with growth and in integrating acquisitions; governmental regulation; product liability; legal proceedings and actions by governmental or other regulatory agencies; political, economic and social instability risk; ability to effectively identify and enter new markets; cybersecurity risk; dependence on our subsidiaries to meet our long-term debt obligations; variable rate indebtedness risk; and anti-takeover measures in our charter documents.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Patterson-UTI’s SEC filings.  Patterson-UTI’s filings may be obtained by contacting Patterson-UTI or the SEC or through Patterson-UTI’s website at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov.  Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2018	2017
REVENUES	$809,164	$305,175
COSTS AND EXPENSES
Direct operating costs	588,987	230,493
Depreciation, depletion, amortization and impairment	209,892	156,217
Selling, general and administrative	32,817	18,852
Merger and integration expenses	1,991	5,156
Other operating income, net	(2,421)	(12,904)

Total costs and expenses	831,266	397,814

OPERATING LOSS	(22,102)	(92,639)

OTHER INCOME (EXPENSE)
Interest income	1,423	406
Interest expense	(13,625)	(8,270)
Other	169	17

Total other expense	(12,033)	(7,847)

LOSS BEFORE INCOME TAXES	(34,135)	(100,486)
INCOME TAX EXPENSE (BENEFIT)	282	(36,947)

NET LOSS	$(34,417)	$(63,539)

NET LOSS PER COMMON SHARE
Basic	$(0.16)	$(0.40)
Diluted	$(0.16)	$(0.40)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	220,783	160,062
Diluted	220,783	160,062
CASH DIVIDENDS PER COMMON SHARE	$0.02	$0.02

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data
(unaudited, dollars in thousands)

	Three Months Ended
	March 31,
	2018	2017

Contract Drilling:
Revenues	$327,803	$158,728
Direct operating costs	$212,583	$108,221
Margin (1)	$115,220	$50,507
Selling, general and administrative	$1,406	$1,654
Depreciation, amortization and impairment	$130,917	$110,559
Operating loss	$(17,103)	$(61,706)

Operating days – United States	14,984	7,309
Operating days – Canada	234	178
Operating days – Total	15,218	7,487

Average revenue per operating day – United States	$21.59	$21.18
Average direct operating costs per operating day – United States	$13.92	$14.41
Average margin per operating day – United States (1)	$7.67	$6.77
Average rigs operating – United States	166	81

Average revenue per operating day – Canada	$18.50	$22.17
Average direct operating costs per operating day – Canada	$17.29	$16.26
Average margin per operating day – Canada (1)	$1.21	$5.91
Average rigs operating – Canada	3	2

Average revenue per operating day – Total	$21.54	$21.20
Average direct operating costs per operating day – Total	$13.97	$14.45
Average margin per operating day – Total (1)	$7.57	$6.75
Average rigs operating – Total	169	83

Capital expenditures	$75,247	$44,221

Pressure Pumping:
Revenues	$406,784	$141,174
Direct operating costs	$320,970	$119,013
Margin (2)	$85,814	$22,161
Selling, general and administrative	$3,903	$2,802
Depreciation, amortization and impairment	$56,522	$42,250
Operating income (loss)	$25,389	$(22,891)

Fracturing jobs	204	95
Other jobs	280	282
Total jobs	484	377

Average revenue per fracturing job	$1,966.18	$1,451.33
Average revenue per other job	$20.30	$11.70
Average revenue per total job	$840.46	$374.47
Average costs per total job	$663.16	$315.68
Average margin per total job (2)	$177.30	$58.78
Margin as a percentage of revenues (2)	21.1%	15.7%

Capital expenditures	$24,923	$19,413

Directional Drilling:
Revenues	$48,616	$—
Direct operating costs	$37,689	$—
Margin (3)	$10,927	$—
Selling, general and administrative	$4,938	$—
Depreciation and amortization	$10,902	$—
Operating loss	$(4,913)	$—

Margin as a percentage of revenues (3)	22.5%	—

Capital expenditures	$12,829	$—

Other Operations:
Revenues	$25,961	$5,273
Direct operating costs	$17,745	$3,259
Margin (4)	$8,216	$2,014
Selling, general and administrative	$2,991	$1,793
Depreciation, depletion and impairment	$9,314	$2,172
Operating loss	$(4,089)	$(1,951)

Capital expenditures	$9,396	$4,352

Corporate:
Selling, general and administrative	$19,579	$12,603
Merger and integration expenses	$1,991	$5,156
Depreciation	$2,237	$1,236
Other operating income, net	$(2,421)	$(12,904)

Capital expenditures	$526	$454
Total capital expenditures	$122,921	$68,440

(1)

For Contract Drilling, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Average margin per operating day is defined as margin divided by operating days.

(2)

For Pressure Pumping, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Average margin per total job is defined as margin divided by total jobs. Margin as a percentage of revenues is defined as margin divided by revenues.

(3)

For Directional Drilling, margin is defined as revenues less direct operating costs and excludes depreciation and amortization and selling, general and administrative expenses. Margin as a percentage of revenues is defined as margin divided by revenues.

(4)	For Other Operations, margin is defined as revenues less direct operating costs and excludes depreciation, depletion and impairment and selling, general and administrative expenses.

	March 31,	December 31,
Selected Balance Sheet Data (unaudited, in thousands):	2018	2017
Cash and cash equivalents	$304,251	$42,828
Current assets	$1,038,975	$746,855
Current liabilities	$601,486	$546,250
Working capital	$437,489	$200,605
Borrowings under revolving credit facility	$—	$268,000
Other long-term debt	$1,118,836	$598,783

PATTERSON-UTI ENERGY, INC.

Non-U.S. GAAP Financial Measures

(unaudited, dollars in thousands)

	Three Months Ended
	March 31,
	2018	2017
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)(1):
Net loss	$(34,417)	$(63,539)
Income tax expense (benefit)	282	(36,947)
Net interest expense	12,202	7,864
Depreciation, depletion, amortization and impairment	209,892	156,217

Adjusted EBITDA	$187,959	$63,595

Total revenue	$809,164	$305,175
Adjusted EBITDA margin	23.2%	20.8%

Adjusted EBITDA by operating segment:
Contract drilling	$113,814	$48,853
Pressure pumping	81,911	19,359
Directional drilling	5,989	—
Other operations	5,225	221
Corporate	(18,980)	(4,838)

Consolidated Adjusted EBITDA	$187,959	$63,595

(1)

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is not defined by accounting principles generally accepted in the United States of America (“U.S. GAAP”). We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax expense (benefit) and depreciation, depletion, amortization and impairment expense (including impairment of goodwill).  We present Adjusted EBITDA because we believe it provides to both management and investors additional information with respect to the performance of our fundamental business activities and a comparison of the results of our operations from period to period and against our peers without regard to our financing methods or capital structure.  We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.  Adjusted EBITDA should not be construed as an alternative to the U.S. GAAP measure of net income (loss). Our computations of Adjusted EBITDA may not be the same as similarly titled measures of other companies.

PATTERSON-UTI ENERGY, INC.

Contract Drilling Per Day Successive Quarters

(unaudited, dollars in thousands)

	2018	2017
	First	Fourth
	Quarter	Quarter
Contract drilling revenues	$327,803	$309,580
Operating days - Total	15,218	14,776
Average revenue per operating day - Total	$21.54	$20.95
Direct operating costs - Total	$212,583	$191,269
Average direct operating costs per operating day - Total	$13.97	$12.94

PATTERSON-UTI ENERGY, INC.

Pressure Pumping Margin

(unaudited, in thousands)

	2018	2017
	First	Fourth
	Quarter	Quarter

Pressure pumping revenues	$406,784	$406,652
Direct operating costs	320,970	323,607
Margin	$85,814	$83,045

PATTERSON-UTI ENERGY, INC.

Directional Drilling Margin

(unaudited, dollars in thousands)

	2018	2017
	First	Fourth
	Quarter	Quarter

Directional drilling revenues	$48,616	$45,580
Direct operating costs	37,689	32,172
Margin	$10,927	$13,408

Margin as a percentage of revenues	22.5%	29.4%